Exhibit 21.1

PEGASUS SOLUTIONS, INC.

SUBSIDIARIES OF THE COMPANY

The following is a list of subsidiaries of the Company as of December 31, 2004.

Name of Subsidiary	Jurisdiction of Organization

Anasazi Travel Resources KK	Japan
Pegasus Business Intelligence, LP	Delaware
Pegasus GP, LLC	Delaware
Pegasus No. 1, LLC	Delaware
Pegasus Solutions Australia Pty Ltd	Australia
Pegasus Solutions Companies	Delaware
Pegasus Solutions GmbH	Germany
Pegasus Solutions (Italy) Srl	Italy
Pegasus Solutions Limited	United Kingdom
Pegasus Solutions Mexico S.A. de C.V.	Mexico
Pegasus Solutions (Singapore) Pte. Ltd.	Singapore
Pegasus Solutions Spain, S.L.	Spain
PegSol Limited	United Kingdom
PegsTour Limited	United Kingdom
Unirez, LP	Delaware
Utell International do Brasil Turismo Ltda	Brazil
Utell India Private Limited	India
Utell International	United Kingdom
Utell International Colombia Ltda	Republic of Colombia
Utell International Korea Ltd.	Korea
Utell International (U.K.) Limited	United Kingdom
Utell International (Thailand) Ltd.	Thailand
Utell Pension Trustees Limited	United Kingdom
Utell Spain, S.L., Sociedad Unipersonal	Spain